Exhibit 99.2

DAVIDsTEA Announces Board Changes

and Updates Strategic Alternatives Process

Montreal, March 8, 2018-—(GLOBE NEWSWIRE) DAVIDsTEA Inc. (Nasdaq: DTEA) today announced that Herschel Segal, co-founder of DAVIDsTEA Inc., has resigned as a member of the Company’s Board of Directors, effective March 5, 2018. In addition, DAVIDsTEA is providing an update on its strategic alternatives process, initially announced on December 7, 2017.

By a letter on February 20, 2018, Mr. Segal, on behalf of Rainy Day Investments Ltd. (RDI), informed the Board of Directors of DTEA that it has decided to begin the process of exploring leading a privatization transaction for DTEA.  RDI has indicated that its goal is to present a proposal for an offer to buy out the minority holders of DTEA or for an alternative strategic transaction. RDI has also informed DTEA that it does not want to sell any of its shares of DTEA at this time. RDI is a company controlled by Mr. Segal, which holds voting and investment control over the shares held by RDI.

As previously announced on December 7, 2017, the Board of DTEA is considering strategic alternatives including, but not limited to, a potential financing, refinancing, restructuring, merger, acquisition, joint venture, divestiture or disposition of some or all of DTEA’s assets outside of the ordinary course of business.

The Board of Directors has formed a special committee of independent directors to consider any proposal, including any by RDI, to negotiate on behalf of DTEA and, if it deems appropriate, to solicit and consider any alternative transactions. The special committee has engaged William Blair & Company L.L.C. as its outside financial advisor and Ropes & Gray LLP and Stikeman Elliott LLP as its outside legal advisors. No definitive schedule to complete its review of strategic alternatives has been established.

Lorenzo Salvaggio, a member of the board and the current Vice President, Secretary and Chief Operating Officer of RDI, has also informed the board that he is stepping down as a director.

“Our overriding objective is to maximize shareholder value. The special committee of independent directors will analyze all offers and possible transactions presented to it. DAVIDsTEA has an excellent brand, strong consumer appreciation and is a leader in the tea industry,” stated DAVIDsTEA Chairman, Maurice Tousson.

The Company has filed a form 8-K with the SEC concerning these developments.

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs and plans regarding the Company’s strategic direction.

Actual events may differ materially from these expectations due to risks and uncertainties including the risks set forth in the Company’s Annual Report on Form 10-K dated April 12, 2017 and filed with the Securities and Exchange Commission on April 13, 2017. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA:

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 236 company-operated DAVIDsTEA stores throughout Canada and the United States as of October 28, 2017, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

Media Contact

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Rick Leckner

514.731.0000

rickl@maisonbrison.com